EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 1st day of January 2000 by and between 5TH AVENUE CHANNEL CORP. (the "Company"), a Florida corporation and Adam Taylor (the "Employee").

                                   WITNESSETH:

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Company desires to employ the Employee the Company's Executive Vice President, Chief Operating Officer, and the Employee desires to be so employed by the Company.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. RECITALS. The foregoing recitals are true and correct and are incorporated herein by this reference. The Company's Employee Manual (as defined below) is considered part of this Agreement.

         2. EMPLOYMENT. In exchange for the "Compensation" (as hereinafter defined) and subject to the other terms and conditions hereinafter set forth, the Company hereby employs the Employee to render the "Employee Duties" (as described in Section 3 below) as an employee of the Company, and the Employee hereby accepts such employment.

         3. EMPLOYEE DUTIES. For purposes of this Agreement, "Employee Duties" shall mean serving the Company as its Executive Vice President, Chief Operating Officer. In this capacity, Employee will be responsible for such duties and responsibilities that are customary for such a position as well as such other duties and responsibilities assigned to Employee from time to time by the President of the Company.

         4. TERM. This Agreement shall commence on the date hereof and shall continue to be in effect for two (2) years from the date of this Agreement ("Term"), unless terminated prior to the end of the Term in accordance with
Section 7 of this Agreement. At the end of the Term, this Agreement shall be automatically renewed for consecutive additional one-year periods ("Renewal Terms") unless either party provides written notice of non-renewal to the other not less than ninety (90) days prior to the end of the Term or any such renewal term.

         5. LOCATION. The Employee will be required to spend his principal time at the facilities specified by the Company in the Miami area to achieve the Employee Duties. The Company's activities will be first priority for Employee.

         6. COMPENSATION. In exchange for the Employee's performance of the Employee Duties hereunder, the Company hereby agrees to pay the Employee the following compensation (collectively, the "Compensation"):

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                  (a) BASE SALARY. The Company shall pay the Employee a gross annual salary of one hundred and fifty thousand dollars ($140,000) per year (the "Salary") together with an annual bonus to be based upon performance of the Company's business operations. Salary shall be paid by the Company in accordance with the Company's regular payroll practices which at this time are on the 15th and 30th of each month.

                  (b) WITHHOLDING. The Company shall deduct or withhold from all Compensation payable hereunder all amounts required to be deducted or withheld from Compensation pursuant to state or federal law.

                  (c) STOCK OPTIONS. Employee agrees to accept a modification of his stock options described in his employment contract for 1999, which granted the first seven months of options at $5.00.'The company grants to Employee a one-time grant of 25,000 options, granted at the fair market value of the stock as of January 31, 2000,' In addition, Employee shall be granted options to purchase 96,000 shares of the Company's Common Stock for employment for the year 2000 and 96,000 for the year 2001. Stock options for the year 2000 shall be granted at the fair market value of the stock as of January 31, 2000 and for the year 2001 at the fair market value of the stock as of January 31, 2001. Such grant of options shall be at no cost to the Employee and shall be otherwise governed by the terms of the Company's Employee Stock Option Plan as modified from time to time. The year 2000 options vest ratably each month throughout the year 2000, and the year 2001 options vest ratably each month throughout the year 2001. The 96,000 options for the year 2000 shall be registered in the Company's upcoming S-8 registration. In addition, the Company grants to Employee, for each six months of employment commencing January 1, 2000 25,000 options at an exercise price of $10, 25,000 options at an exercise price of $15, and 25,000 options at an exercise price of $20. Such options shall have a three year term and vest ratably over a six month period from date of grant. All options granted to Employee under this Agreement are non-dilutable based on the amount of outstanding shares of the Company's Common Stock as of January 31, 2000. If the Company increases the number of outstanding shares prior to either the exercise of any of the options by the Employee or the sale by the Employee of the exercised shares, such amount of options or shares shall be increased by the percentage increase in the number of outstanding shares of the Company's Common Stock.

                  (d) GRANT OF STOCK. In recognition of the Employee's work in his first year of Employment, Company agrees to grant 15,000 shares of the Company's Common Stock. Such shares will be registered in the SB-2 registration to be amended prior to going effective with the SEC.

                  (e) OTHER BENEFITS. The monthly premiums for family health are paid by the Company. Company will also provide a $1 million dollar life insurance policy to the beneficiary specified by Employee. Company shall also provide the other insurance that is the same provided to other senior executives of the Company. Dental is available to the Employee at the Employee's expense from a plan the company has negotiated. The company honors 9 holidays. Sick days are allowed at the rate of 1 per month but are not accruable. The Employee is granted ,three weeks of vacation per year. At the end of the year if Employee has not taken a full three weeks of vacation, at the Employee's option, he may receive the cash equivalent of such time or accrue the time to the following year. Employee shall also receive a Company credit card and

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Company cellular phone. Employee shall also be entitled to all salary continuation benefits that the Company provides its senior executives, for any partial or total disability that Employee may suffer.

                  (f) COMMISSIONS. The Company agrees that the Employee shall be entitled to a commission for relationships Employee brings to Company that lead to a substantive agreement for the Company. Such commission shall be negotiated on a case by case basis.

                  (g) EXPENSE REIMBURSEMENT. It is contemplated that, in connection with his employment hereunder, the Employee may incur business, entertainment and travel expenses. The Company agrees to reimburse the Employee in full for all preapproved reasonable, ordinary and necessary business, entertainment and other related expenses, including travel expenses, incurred or expended by him incident to the performance of his duties hereunder, and incurred or expended in accordance with the Company's policies with respect to such expenses, upon submission by the Employee to the Company of such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably required by the Company or its accountants. Such reimbursement shall include a mileage charge for the use by the Employee of his personal automobile for business purposes other than for transportation between home and work.

         7. TERMINATION.


                  (a) BY COMPANY - FOR CAUSE. The Company shall have the right to terminate the employment of the Employee for cause immediately upon providing written notice to the Employee. For purposes of this Agreement, "cause" shall mean only the occurrence of any of the following, each of which shall be deemed a breach of this Agreement:

                           (i) Employee's failure (other than as a result of
illness or mental or physical disability), within seven (7) days after written notice from the Company, to cure any material breach of the Employee Duties or the Employee Manual (as defined below) or any of his other obligations under this Agreement;

                           (ii) Employee's habitual and material negligence in
the performance of the Employee Duties, Employee Manual or the Employee's negligence otherwise, which in either event results in a material loss to the Company; In no event shall the results of the Company's operations or any business judgment made in good faith by the Executive constitute an independent basis for termination for cause of the Executive's employment under this agreement.

                           (iii) Employee's commission of any act of corporate
theft, misappropriation of funds, breach of fiduciary duty as an officer of the Company or other willful misconduct, act of dishonesty or intentional harm against or to the Company;

                           (iv) Employee's conviction of or pleading nolo
contendere to any felony;

                           (v) Employee's failure to abide by the Company's
policies or procedures, including, but not limited to the Company's policy against disclosure of

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"Confidential Information" (as hereinafter defined), sexual harassment and discrimination, use of corporate resources or property for personal gain and other policies described in writing by the Company in the Company's employee manual as modified from time to time ("Employee Manual").

                           (vi) The Employee's employment under this shall
terminate upon his death. In such event, his estate shall be entitled to receive the Employee's base salary and other benefits to which the Employee is entitled under this agreement up to the effective date of such termination.

                           In the event the Company elects to terminate the
Employee's employment hereunder as set forth above, the Company shall give written notice to such effect to the Employee, which notice shall describe in reasonable detail the actions of the Employee constituting cause.

                  (b) SEVERANCE PAY. If this Agreement is terminated by the Company with or without cause then (without limiting any other rights or claims which employee may have in respect of the Company's breach of contract or otherwise), the Employee shall be entitled to receive from the Company the full salary, stock options and other benefits (including family health insurance or reimbursement for the cost of COBRA insurance) described in Par. 6 from the date of such termination through the end of the Term. If the Company elects not to renew this Agreement at the end of the Term or if this Agreement is terminated less than one year from the end of the Term, then Employee shall be entitled to receive from the Company a one year termination bonus of all compensation described in Par. 6. Such severance shall be paid monthly beginning at termination or the non-renewal of this Agreement. If this Agreement is terminated by the Employee without cause, then Employee shall have the right to retain and receive all options, stock grants and other benefits earned through the date of termination, but will not be due any severance pay as described in this paragraph.

         8. CONFIDENTIAL INFORMATION AND COMPETITION.

                  (a) CONFIDENTIAL INFORMATION. The Employee hereby acknowledges that he will or may be making use of, acquiring and adding to confidential information of a special and unique nature and value affecting and relating to the Company and its operations, including, but not limited to, its businesses, the identities of its customers and suppliers, its data base information, prices paid by the Company for inventory, its business practices, marketing strategies, expansion plans, contracts, business records and other records, trade secrets, inventions, techniques, know-how and technologies, whether or not patentable, and other similar information relating to the Company (all the foregoing regardless of whether same was known to the Employee prior to the date hereof is hereinafter referred to collectively as "Confidential Information"). The Employee further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company, is material and confidential, and greatly affects the legitimate business interests, goodwill and effective and successful conduct of the Company's businesses. Accordingly, the Employee hereby covenants and agrees that he will use the Confidential Information only for the benefit of the Company and shall not at any time, directly or indirectly, either during the Term of this Agreement or afterward, divulge, reveal or

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communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his own benefit or for the benefit of others.

                  (b) COMPETITION. The Employee hereby acknowledges and agrees that the Company would suffer irreparable injury if the Employee competes with the Company. As a ,material inducement to the Company to enter into this Agreement, the Employee hereby covenants and agrees that, unless the Company and its successors and assigns shall cease to engage in its businesses, or unless the Employee's engagement hereunder is terminated by the Company in violation of this Agreement or by the Employee in accordance with Section 6(b) hereof, during the period beginning on the date hereof and continuing until one year following the date of the expiration or sooner termination of this Agreement, he shall not:

                          (i) directly or indirectly, divert business from the
Company or its successors or assigns; or

                          (ii) directly or indirectly, solicit for employment,
employ or otherwise engage the services of, any employees of the Company or its successors or assigns.

                  (c) INJUNCTION - AND ATTORNEY'S FEES. In view of the irreparable injury to the Company that would result from a breach or threatened breach of Employee of the covenants or agreements under Sections 7 (a) or (b) hereof, and because there is not an adequate remedy at law to protect the Company from the ongoing breach of those covenants, the Employee acknowledges that a permanent injunction is an appropriate remedy for such a breach or threatened breach. These remedies shall be in addition to and not in limitation of any other rights or remedies to which the Company is or may be entitled at law or in equity under this Agreement. With respect to any such litigation, the provisions of Section 9(m) hereof shall apply, regardless of whether this Agreement had earlier expired or been terminated.

                  (d) REASONABLENESS OF RESTRICTIONS. The Employee has carefully read and considered the provisions of Sections 7 (a), (b) and (c) hereof and, having done so, agrees that the covenants set forth in those Sections are fair and reasonable and are reasonably required to protect the legitimate business interests of the Company. The Employee agrees that the covenants set forth in Sections 7 (a), (b) and (c) hereof do not unreasonably impair the ability of the Employee to conduct any unrelated business or to find gainful work in his field. The parties hereto agree that if a court of competent jurisdiction holds any of the covenants set forth in Sections 7 (a) or (b) unenforceable, the court shall substitute an enforceable covenant that preserves, to the maximum lawful extent, the scope, duration and all other aspects of the covenants deemed unenforceable, and that the covenant substituted by the court shall be immediately enforceable against the Employee. The foregoing shall not be deemed to affect the right of the parties hereto to appeal any decision by a court concerning this Agreement.

                  (e) SURVIVAL. This Section 7 shall survive the termination of this Agreement and the Employee's employment hereunder. The Employee acknowledges and agrees that the provisions of this Section 7 are specifically intended by both the Company and the Employee to benefit, and be enforceable by, not only the Company, but also the Company's successors and assigns.

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         9. RIGHTS TO INVENTIONS, PATENTS AND COPYRIGHTS.

                  (a) The Employee shall promptly disclose in writing to the
Company: all ideas, inventions, discoveries, devices, machines, apparatus, methods, compositions, know-how, works, processes and improvements to any thereof, whether or not patentable or copyrightable, that he may conceive, make, develop, invent, reduce-to-practice, author or discover, whether solely or jointly or commonly with others, during his employment with the Company, or within one calendar year following the termination of his employment with the Company, which relate to the business of the Company at the time of termination (the items specified in this Section 8(a) are hereinafter collectively referred to as "Inventions"). All Inventions are the sole and exclusive property of the Company.

                  (b) The Employee shall promptly assign, transfer and set over unto the Company, its successors and assigns, all of his rights, title and interest in and to all Inventions, all applications for letters patent or copyrights, foreign and domestic, which have or may be filed ,on such Inventions, all copyrights, all letters patent of the United States and its territorial possessions and all letters patent of foreign countries which may be granted therefor, and all reexaminations and reissues of said letters patent, including the subject matter of any and all claims which may be obtained in every such domestic and foreign patent, the same to be held and enjoyed by the Company for its own and exclusive use and advantage, and for the exclusive use and advantage of its successors, assigns and other legal representatives, to the full end of the term or terms for which said copyrights and letters patent of the United States, territories and foreign countries are or may be granted, reexamined or reissued, as fully and entirely as the same would have been held and enjoyed by the Employee, if the assignment had not been made.

                  (c) The Employee further covenants and agrees that he will, during and subsequent to the Term hereof, without demanding any other consideration therefor, at any time, upon request, execute, or cause to be executed, and deliver any and all papers that may be necessary or desirable to perfect the title to any Invention and to such letters patent and copyrights as may be granted therefor, in the Company, its successors, assigns or other legal representatives, and that if the Company, its successors, assigns, or other legal representatives shall desire to file any subsequent or derivative application, or to secure a reissue or reexamination of such letters patent, or to file a disclaimer relating thereto, the Employee will upon request, sign, or cause to be signed, all papers, make or cause to be made all rightful oaths, and do all lawful acts requisite for such action.

                  (d) The Employee does further covenant and agree, that he will, at any time during and subsequent to the Term hereof, upon request, communicate to the Company, its successors, assigns, or other legal representatives, such facts relating to the Inventions, letters patent and copyrights or to the history thereof, as may be known to her, and testify, at the Company's expense, as to the same in any interference or other litigation or proceeding in which. the Employee is not a party and does not have an interest, when requested to do so.

         10. INDEMNIFICATION.

                  (a) The Company shall defend, indemnify and hold Employee harmless if Employee was or is a party or is threatened to be made a party to any action, claim, suite or

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proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company by reason of the fact that he is or was a director, officer, committee chairman, General Counsel or member, employee, or agent of the Company., including the fact that he was performing requested services of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or domestic, profit or nonprofit corporation, partnership, joint venture or other enterprise. This indemnification shall cover and include expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, claim, suit or proceeding, regardless of whether such expenses and liabilities are otherwise covered by insurance in favor of Employee.

                  (b) If the Company's indemnity obligations under this Section are not otherwise insured, the Corporation shall be self-insured to the extent necessary to provide such "indemnity protection.

                  (c) The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which Employee may be entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to Employee and Employee has ceased to be a director, officer, committee chairman, or member, employee, or agent and after Employee ceases serving at the request of the Company as a director, officer, employee or agent of another business, foreign or domestic, profit or nonprofit corporation, partnership, joint venture or other enterprises, and shall inure to the benefit of his heirs and legal representatives.

                  (d) The Company shall procure insurance on Employee in his positions as director, officer, committee chairman, or member, employee, or agent of the Company, or if Employee was serving at the request of the Company as a director, officer, employee or agent of another business, foreign or domestic, profit or nonprofit corporation, partnership, joint venture or other enterprise against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the business corporation law of Florida or professional laws of Florida.

                  (e) To the extent that any portion of this Section is found to be illegal or beyond the permissible limits of indemnification for any reason, such portion shall be deemed to be modified or amended, or if necessary deleted, to the extent required to comply with applicable law, it being the intent of this Section to afford indemnification of Employee to the full extent provided for herein.

         11. DISABILITY.

                  (a) If Employee becomes partially disabled and unable to effectively perform the work or totally disabled, he shall continue to be an employee of tile Company and shall be entitled to compensation under this Employment Agreement for a period of twelve (12) months.

                  (b) At the end of the twelve month (12) period following the onset of the disability, the disabled Employee shall cease to be an employee of the Company. If Employee

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thereafter ceases to be disabled, he may, upon such terms and conditions as may be agreed upon between him and the Company, resume a full or part-time position with the Company.

                  (c) If Employee dies after becoming disabled, his estate shall be entitled to the payments provided for by Section 6 for the length of the Term, which Employee would have received if he had lived.

         12. MISCELLANEOUS.

                  (a) NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given only upon hand delivery thereof or upon the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or such other person as any party shall designate, in writing, to the other for such purposes and in the manner hereinabove set forth.

                  To Company:               5th Avenue Channel, Inc.
                                            3957 N.E. 163d Street
                                            North Miami Beach, FL 33160

                  To Employee:              Adam Taylor
                                            279 Atlantic Avenue
                                            North Miami, FL 33160

                  (b) ENTIRE AGREEMENT. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions with respect to said subject matter, expressed or implied, oral or written, except as herein contained.

                  (c) AMENDMENT. The parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

                  (d) NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

                  (e) GENDER AND USE OF SINGULAR AND PLURAL. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal representatives, successors and assigns may require.

                  (f) COUNTERPARTS. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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                  (g) HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

                  (h) GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in Miami-Dade County, Florida.

                  (i) FURTHER ASSURANCES. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

                  (j) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon any of the Company's successors or assigns.

                  (k) PROVISIONS SEVERABLE. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction in which the parties do business. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

                  (l) DISPUTE RESOLUTION AND ARBITRATION. The Parties shall be free to bring all differences of interpretation and dispute arising in connection with this Agreement to the attention of the other at any time without prejudicing their harmonious relationship and operations hereunder, and the good offices and facilities of all respective parties shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone, or personal meeting, under friendly and courteous circumstances. In the even that any controversy or claim arising out of the Agreement cannot be settled by the parties hereto, such controversy or claim will be settled by binding arbitration in accordance with the then current rules of the American Arbitration Association, in the State of Florida, United States of America, and judgment upon the award may be entered in any court having jurisdiction thereof. Each respective party hereby appoints, as its agent for service for process in connection with any action brought by any other party, hereunder, the Secretary of State of the state of their respective addresses of record.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

EMPLOYEE:                                         5TH AVENUE CHANNEL CORP.


------------------------------                    ------------------------------
Adam Taylor                                       Mel Rosen, President


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